EX 99.1

INVESTOR CONTACT:
Investor Relations
Glowpoint, Inc.
+1 973-855-3411
investorrelations@glowpoint.com
www.glowpoint.com

Glowpoint Announces 2011 Earnings Date

Provides Financial Outlook for 2012

MURRAY HILL, N.J., February 2, 2012 – Glowpoint, Inc. (NYSE Amex: GLOW), a leading global provider of cloud managed video services, today announced that it expects to release its 2011 fourth quarter and year-end results, on or about March 8, 2012.

The Company has provided the following estimated results and outlook information:

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Cloud Managed Video Services revenue is expected to grow in the range of 21% - 23% for 2011 year-over-year. For 2012, the Company is projecting growth in cloud based managed services in the range of 21% - 23% year-over-year to approximately $15 - $16 million.

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Network Services revenue is expected to decrease in 2011 in the range of 16% - 18% year-over-year. For 2012, the Company expects Network Service revenue to decline in the range of 4% - 6% to approximately $12 - $13 million.

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Professional Services and Event revenue is expected to grow in the range of 55% - 57% in 2011 year-over-year. For 2012, the Company expects this revenue to grow in the range of 26% - 28% to approximately $2.0 million.

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The Company’s non-GAAP Adjusted EBITDA margin for the full year of 2011 is expected to be 8% - 10% of total revenues. For 2012, the Company anticipates its non-GAAP Adjusted EBITDA margin to increase to 14% - 16% of total revenues.

Glowpoint’s President and CEO Joe Laezza stated, “We expect the 2011 year-end results to be consistent with previous guidance, and I am optimistic for continued success in 2012.”

All fourth quarter and full year guidance for 2011 is preliminary and unaudited and, therefore, subject to change. The Company’s financial results are subject to the completion of the Company’s audit and filing of 10-K, which is anticipated to be completed on or about March 8, 2012. Glowpoint will announce further details for its filing and earnings conference call in the coming weeks.

Supporting Link:

•	Glowpoint Investor Information

About Glowpoint

Glowpoint, Inc. (NYSE Amex: GLOW) provides cloud managed video services that make the delivery of consistently high-quality video conferencing and telepresence service as simple as using the internet, between any technology, network and business. Using our OpenVideo™ cloud architecture, Glowpoint enables organizations of all sizes to adopt business-class video easily, scale instantly and collaborate openly, yet securely across technology boundaries – to realize the full value of visual communications. To learn more please visit www.glowpoint.com.

Non-GAAP Financial Information

Adjusted EBITDA is defined as net income or loss from continuing operations before depreciation, amortization, interest expense, interest income, sales taxes and regulatory fee expense or benefit, loss on extinguishment of debt, changes in fair value of derivative financial instruments and stock-based compensation, and severance. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by total revenues. Adjusted EBITDA is not intended to replace operating income (loss), net income (loss), cash flow or other measures of financial performance reported in accordance with generally accepted accounting principles. Rather, Adjusted EBITDA is an important measure used by management to assess the operating performance of the company. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies. Additionally, Adjusted EBITDA as defined here does not have the same meaning as EBITDA as defined in our SEC filings prior to this date.

Forward looking and cautionary statements

The information in this release may contain statements that are or may be deemed to be forward-looking statements and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks, and uncertainties include market acceptance and availability of new video communications services; the non-exclusive and terminable-at-will nature of sales agreements; rapid technological change affecting demand for our services; competition from other video communication service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission. We make no representation or warranty that the information contained herein is complete and accurate; we have no duty to correct or update any information.